RJR NABISCO                                  News Release


CONTACT: Jason Wright
         (212) 258-5770


            LEBOW & ICAHN VIOLATE SECURITIES LAW; SECRETLY CONSPIRE
               TO GAIN CONTROL OF COMPANY, RJR NABISCO SUIT SAYS

NEW YORK, Nov. 20, 1995 - RJR Nabisco Holdings Corp. today filed suit against financiers Bennett LeBow and Carl Icahn for violating securities law by secretly conspiring to form a group to acquire a controlling interest in RJR Nabisco common stock.

               In a complaint filed today in the U.S. District Court for the Middle District of North Carolina, RJR Nabisco said the two men's ultimate objective was to deliver control of the company's tobacco subsidiary to them and their partners and combine the tobacco business with a tobacco company controlled by Mr. LeBow, Liggett Group, Inc.

               A group led by Messrs. LeBow and Icahn has announced plans to solicit consents from RJR Nabisco's shareholders to support an immediate spin-off of the company's food business. The LeBow/Icahn group also said it plans to field it own slate of candidates committed to an immediate spin-off for election to RJR Nabisco's board.

               In the complaint, RJR Nabisco said the two financiers:
         ". . . have violated Sections 14(a) and 10(b) of the Securities Exchange Act of 1934 and Rules 14a-9 and 10b-5 thereunder, by means of materially false or incomplete statements concerning the purpose and background of the consent solicitation. Defendants have repeatedly emphasized in their public statements that the sole purpose of the consent solicitations is to promote a spin-off of RJR's Nabisco food subsidiary to RJR's shareholders..."

               After having been spurned by the company in the spring and summer of 1995 in his repeated efforts to merge Liggett with RJR, "...LeBow determined to seek control of RJR's tobacco business surreptitiously and coercively," the complaint says. "LeBow devised a covert plan to acquire through open-market purchases, directly and through others acting with him, a "control" block of RJR common stock without paying any premium thereon. LeBow then would force a merger of RJR's tobacco businesses with Liggett, to the benefit of LeBow and his partners."

               "LeBow then sought to enlist others in his scheme," the complaint states. "At various times over the summer he personally solicited major figures in the international tobacco industry to form a consortium under his leadership that would acquire sufficient shares of RJR to take effective control of the corporation..."

               "One such prospective partner solicited by LeBow is Lucio Tan, a businessman in the Philippines. Among other ventures, Mr. Tan owns Fortune Tobacco, a licensee of R.J. Reynolds Tobacco Company. In October 1995, LeBow initiated a meeting with Mr. Tan in the Philippines. Mr. LeBow told Mr. Tan that he was forming an investor consortium to acquire some 21 percent of the stock of RJR. Mr. LeBow further told Mr. Tan that he believed that a group holding 20 percent or more of RJR stock could exercise effective control of the company. LeBow invited Mr. Tan to join the consortium by acquiring five percent of the RJR common stock, representing an investment of $500 million. Mr. Tan declined LeBow's invitation." "LeBow's reason for failing to disclose his true agenda is clear: as LeBow understands, RJR shareholders would refuse to support his consent solicitation if they knew that LeBow's true intention is to buy, through a consortium of investors, a controlling stock interest in RJR for less than its fair value," the complaint says. "In light of LeBow's checkered history, involving bankruptcies, litigation and a pattern of using the entities he controls for personal gain, as well as the similar background of his ally, Icahn, it would be disastrous to LeBow's consent solicitation for LeBow to reveal his true intention of obtaining sufficient shares, directly and through other aligned with him, to exercise de facto control over RJR."

CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John
L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray J. Groves; Charles M. Harper; James W. Johnston; John G. Medlin, Jr.; Robert S. Roath; Rozanne L. Ridgway; and Huntley R. Whitacre. As of October 31, 1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the common stock; Mr. Harper is the beneficial owner of 524,882 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock; Mr. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.